UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2017

COGENTIX MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5420 Feltl Road Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 426-6140
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 5, 2017, Cogentix Medical, Inc. (the “Company”) held its 2017 Annual Meeting of Stockholders (the “Annual Meeting”). We have disclosed the final voting results for each proposal presented at the Annual Meeting:

1.           Proposal to elect three (3) director nominees, Cheryl Pegus, Kenneth Samet and Nachum Shamir, to the Board of Directors of the Company. The director nominees were elected by a plurality of the votes cast:

	FOR	WITHHOLD	BROKER NON-VOTE
Cheryl Pegus	45,837,760	1,070,212	11,695,012
Kenneth Samet	46,663,695	244,277	11,695,012
Nachum Shamir	46,590,663	317,309	11,695,012

2.           Proposal to approve the amendment and restatement of the Company’s Certificate of Incorporation and the amendment and restatement of the Company’s Bylaws to declassify the Board of Directors, and to make related changes, effective immediately after the Annual Meeting. The proposal was approved by 77.1% of the votes which all of the stockholders would be entitled to cast at the Annual Meeting.

Since stockholders approved this Proposal, the directors named in the prior Proposal, and all directors going forward, will be elected annually and until their successors are duly elected and qualified.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
46,602,174	280,521	25,277	11,695,012

3.           Proposal to ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.  The proposal was approved by 99.7% of the shares of common stock voting on the matter.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
58,444,542	62,683	95,759	0

There were no other matters voted upon at the Annual Meeting.  The Company withdrew Proposal No. 3 (to approve the amendment and restatement of the Company’s Certificate of Incorporation and the amendment and restatement of the Company’s Bylaws to eliminate the requirement that stockholder written consents must be unanimous) immediately prior to the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2017	COGENTIX MEDICAL, INC.

	By:	/s/ Brett Reynolds
	Name:	Brett Reynolds
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary